REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Audit Committee and
Board of Governors
Gold Energy, LLC
Elbow Lake, Minnesota
We have audited the accompanying balance sheet of Gold Energy, LLC (a development stage company), as of September 30, 2005, and the related statements of operations, changes in members’ equity, and cash flows for the period from inception (May 11, 2005) to September 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gold Energy, LLC, (a development stage company) as of September 30, 2005, and the results of its operations and its cash flows for the period from inception (May 11, 2005) to September 30, 2005, in conformity with U.S. generally accepted accounting principles .
/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.
           Certified Public Accountants
Minneapolis, Minnesota
November 4, 2005